UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): June 26, 2006

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNISOURCE ENERGY CORPORATION	86-0786732
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

As previously reported, Tucson Electric Power Company (TEP) has entered into leveraged lease arrangements relating to Springerville Unit 1 and an undivided one-half interest in certain Springerville Common Facilities (Springerville Unit 1 Leases). The Springerville Unit 1 Leases have an initial term to January 2015. See Note 9 of Notes to Consolidated Financial Statements - Debt and Capital Lease Obligations in our Annual Report on Form 10-K for the year ended December 31, 2005.

On June 23, 2006, TEP purchased one of the Springerville Unit 1 Lease owner participant’s beneficial equity interest in a 14% undivided interest in Springerville Unit 1 and the related interest in the Springerville common facilities. As a result, TEP is considered the owner participant under the leveraged lease arrangements relating to such undivided interest. The Springerville Unit 1 Lease pertaining to TEP’s undivided interest remains in full force and effect, TEP continues to be the lessee under such lease and its obligations under such lease have not been amended or modified except as described below. The interest purchased by TEP represents approximately 55 MW of Springerville Unit 1 capacity.

On June 26, 2006, TEP and the owner trustee and cotrustee which act as lessor under the Springerville Unit 1 Lease for such undivided interest entered into an amendment of such lease which reduced TEP’s rent payable on each semi-annual rent payment date under such lease to equal the scheduled amount of principal and interest payable on each such date on the debt issued by such owner trustee. On June 26, 2006, the outstanding principal amount of such debt was approximately $43 million.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description of Exhibit
10.1

Amendment No. 1, dated as of June 1, 2006, to Amended and Restated Lease Agreement, dated as of December 15, 1986, as amended and restated as of December 15, 1992, between Wilmington Trust Company and William J. Wade, as Owner Trustee and Cotrustee, respectively, and TEP.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 27, 2006	UNISOURCE ENERGY CORPORATION —————————————————— (Registrant) / s / Kevin P. Larson
—————————————————— Senior Vice President and Principal Financial Officer
Date: June 27, 2006	TUCSON ELECTRIC POWER COMPANY —————————————————— (Registrant) / s / Kevin P. Larson
—————————————————— Senior Vice President and Principal Financial Officer